                       AMERICAN RECREATION CENTERS, INC.
                                    Sale of
                             THE RIGHT START, INC.
                                 Common Stock
                                      To
                                  PURCHASERS

                           Stock Purchase Agreement

                          Dated as of August 3, 1995

                               TABLE OF CONTENTS
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                                                                         PAGE
                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

 1.2   The Closing of Purchase and Sale of the Shares..................    1
 1.3   Representations and Warranties by Purchaser.....................    1
       (a)  Investment.................................................    1
       (b)  Authorization..............................................    2
       (c)  Other......................................................    3


                                  ARTICLE II

                CONDITIONS PRECEDENT TO PURCHASERS' OBLIGATIONS

 2.1   Representations and Warranties..................................    3
 2.2   Absence of Litigation...........................................    3
 2.3   Performance of Obligations......................................    3
 2.4   Documentation at Closing........................................    3
 2.5   Material Adverse Change.........................................    4
 2.6   Consents, Waivers, etc. ........................................    4
 2.7   Hart-Scott-Rodino...............................................    5
 2.8   Directors and Officers..........................................    5
 2.9   Administrative Services Agreement...............................    5
 2.10  Employment Agreements...........................................    5
 2.11  Insurance.......................................................    5
 2.12  Audited Financial Statements....................................    5
 2.13  Tax Matters.....................................................    5
 2.14  Registration Rights Agreements..................................    5
 2.15  Proceedings.....................................................    5


                                  ARTICLE III

                   CONDITIONS PRECEDENT TO ARC'S OBLIGATIONS

 3.1   Representations and Warranties..................................    6
 3.2   Absence of Litigation...........................................    6
 3.3   Performance of Obligations......................................    6
 3.4   Documentation at Closing........................................    6
 3.5   Payment.........................................................    6
 3.6   Consents, Waivers, etc. ........................................    6
 3.7   Hart-Scott-Rodino...............................................    6


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

 4.1   Representations and Warranties Regarding ARC....................    7
       (a)  Organization and Standing of ARC...........................    7
       (b)  Authority..................................................    7

                               TABLE OF CONTENTS

                                  (Continued)
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                                                                         PAGE
       (c)  Governmental Approvals.....................................    7
       (d)  Litigation.................................................    7
       (e)  No Conflicts...............................................    8
       (f)  Stock Ownership............................................    8
       (g)  Securities Act of 1933.....................................    9
       (h)  No Brokers or Finders......................................    9
       (i)  Taxes and Tax Returns......................................    9
       (j)  Disclosure.................................................    9
 4.2   Representations and Warranties Regarding the Company............   10
       (a)  Organization of the Company................................   10
       (b)  Books and Records..........................................   10
       (c)  Financial Statements.......................................   10
       (d)  Absence of Changes.........................................   11
       (e)  Investment Company.........................................   11
       (f)  Properties.................................................   11
       (g)  Material Agreements........................................   11
       (h)  NASDAQ.....................................................   12
       (i)  Labor Practices............................................   12
       (j)  Intellectual Property......................................   12
       (k)  Certain Business Relationships.............................   12
       (l)  Insurance..................................................   12
       (m)  Employment and Related Matters.............................   12


                                   ARTICLE V

                        OBLIGATIONS PENDING THE CLOSING

 5.1   Access..........................................................   13


                                  ARTICLE VI

                          OBLIGATIONS AT THE CLOSING

 6.1   Exclusivity/Other Offers........................................   13
 6.2   Other Deliveries................................................   14


                                  ARTICLE VII

             NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

 7.1   Survival of Representations and Warranties......................   14
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                                      ii

                               TABLE OF CONTENTS

                                  (Continued)
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
                                 ARTICLE VIII

                                INDEMNIFICATION

 8.1   (a)  Indemnification by ARC.....................................   14
 (b)   Indemnification by Purchasers...................................   14
 8.2   Claims for Indemnification......................................   15
 8.3   Defense by Indemnifying Party...................................   15


                                  ARTICLE IX

                       DEFINITIONS AND ACCOUNTING TERMS

 9.1   Certain Defined Terms...........................................   15


                                   ARTICLE X

                                 MISCELLANEOUS

10.1   No Waiver; Cumulative Remedies..................................   16
10.2   Termination.....................................................   16
10.3   Amendments, Waivers and Consents................................   17
10.4   Addresses for Notices, etc. ....................................   17
10.5   Costs, Expenses and Taxes.......................................   18
10.6   Binding Effect; Assignment......................................   18
10.7   Prior Agreements................................................   18
10.8   Severability....................................................   18
10.9   Governing Law...................................................   18
10.10  Headings........................................................   18
10.11  Counterparts....................................................   18
10.12  Further Assurances..............................................   18
10.13  Confidentiality.................................................   19
10.14  Press Release...................................................   19

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of August 3, 1995, by and among the Purchasers listed on Exhibit A hereto
                                                         ---------
(singularly "Purchaser" and collectively "Purchasers") and AMERICAN RECREATION CENTERS, INC., a California corporation ("ARC").

                                   RECITALS

     A. ARC desires to sell to Purchasers, and Purchasers desire to purchase from ARC shares of Common Stock of The Right Start, Inc., a California corporation (the "Company").

     B. ARC is the legal and beneficial holder of 3,937,000 shares of Common Stock of the Company (the "Shares").

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein, and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

     1.1 The Shares. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, ARC hereby agrees to sell, assign, convey and transfer the Shares for an aggregate purchase price of $11,811,000 or $3.00 per share to Purchasers in the respective amounts set forth in Exhibit A hereto ("Cash Purchase Price") plus delivery of Option Certificates
   ---------
in the form of Exhibit 1.1 hereto.
               -----------
     1.2 The Closing of Purchase and Sale of the Shares. The purchase and sale of the Shares shall take place at a closing (the "Closing") to be held at the office of Stradling, Yocca, Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, on August 3, 1995, at 9:00 A.M., or on such other date and at such time as may be mutually agreed upon. At the Closing, ARC will deliver a certificate or certificates evidencing the Shares against (a) wire transfers to the account of ARC in payment of the Cash Purchase Price for the Shares and (b) delivery to ARC of Option Certificates representing the right to purchase an aggregate of 400,000 shares of the Common Stock of the Company (the "Options") held by Purchasers (the "Purchase Price").

     1.3  Representations and Warranties by Purchasers.

          (a) Investment. Purchasers severally, but not jointly, represent that:

               (i) Purchaser has been advised that the Shares have not been registered under the Securities Act nor qualified under any state securities laws.

               (ii) It is Purchaser's intention to acquire the Shares for its own account and that the Shares are being and will be acquired for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser. Purchaser will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause ARC to be in violation of the Securities Act of 1933, as amended or applicable state securities or blue sky laws.

               (iii) Purchaser is able to bear the economic risk of an investment in the Shares acquired by it through Purchaser pursuant to this Agreement and can afford to sustain a total loss on such investment.

               (iv) Purchaser is an experienced and sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of acquiring the Shares. Purchaser has had, during the course of this transaction and prior to its purchase of the Shares, the opportunity to ask questions of, and receive answers from, the Company and its management concerning the Company and of ARC and its management concerning the Company and the terms and conditions of this Agreement. Purchaser hereby acknowledges that it or its representatives have received all such information as it considers necessary for evaluating the risks and merits of acquiring the Shares and for verifying the accuracy of any information furnished to it or to which it had access. Purchaser represents and warrants that the nature and amount of its investment in connection with the purchase of the Shares is consistent with its investment objectives, abilities and resources.

               (v) Purchaser is an "accredited investor" for purposes of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act and not counted for purposes of Section 25102(f) of the California Corporate Securities Law of 1968.

               (vi) Purchaser acknowledges that the certificates representing the Shares shall contain the following legend:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

          (b)  AUTHORIZATION. Each Purchaser for itself further represents that:

               (i) It has duly authorized, executed and delivered this Agreement and any other agreements and instruments executed in connection herewith.

               (ii) This Agreement and such other agreements and instruments constitute the valid and binding obligations of Purchaser enforceable against it in accordance with their respective terms.

               (iii) No consent or approval of any Person is required in connection with the execution, delivery and performance of this Agreement and such other agreements and instruments by Purchaser which has not heretofore been obtained.

               (iv) Execution and performance of this Agreement shall not result in a material default of other agreements or instruments by Purchaser.

          (c) Other. Purchaser represents that no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim upon or against ARC or the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by Purchaser, and Purchaser agrees to indemnify and hold ARC harmless against any such commissions, fees or other compensation.

                                  ARTICLE II

                CONDITIONS PRECEDENT TO PURCHASERS' OBLIGATIONS

     The obligation of Purchasers to purchase and pay for the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion, provided that any such waiver, to be effective, must be in writing and signed by Purchaser):"

     2.1 Representations and Warranties. Each of the representations and warranties of ARC set forth in Article IV hereof shall be true in all material respects on the date of the Closing (other than those made as of a specified date earlier than the date of the Closing), and any representation or warranty made as of a specified date earlier than the date of Closing shall have been true in all material respects on and as of such earlier date.

     2.2 Absence of Litigation. Absence of litigation, whether brought against ARC, Purchaser or the Company, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto. There shall be no pending or threatened litigation, or asserted or unasserted claims, assessments, or other loss contingencies, materially affecting the Company, its business, assets or future prospects, other than as disclosed in the Disclosure Letter delivered pursuant hereto as of the date of this Agreement.

     2.3 Performance of Obligations. ARC shall have performed and complied, in all material respects, with all covenants, conditions and obligations required by this Agreement to have been performed by ARC at or prior to the Closing.

     2.4 Documentation at Closing. Purchaser shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to Purchaser and its special counsel, and all of the following events shall have occurred prior to or simultaneous with the Closing hereunder:

          (a) A copy of all charter documents of the Company certified by the Secretary of State of California, a certified copy of the resolutions of the Board of Directors and, if required, the shareholders of ARC, evidencing approval of this Agreement, and other matters contemplated hereby, a certified copy of the bylaws of the Company, and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the Shares.

          (b) An opinion of Stradling, Yocca, Carlson & Rauth, a Professional corporation, securities counsel for ARC, as to such matters as counsel to the parties may reasonably request.

          (c) A certificate of the Secretary or an Assistant Secretary of ARC stating the names of the officers of ARC authorized to sign this Agreement, the stock assignment separate from certificate for transfer of the Common Stock and the other documents or certificates to be delivered pursuant to this Agreement by ARC or any of its officers, together with the true signatures of such officers. Purchaser may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or Assistant Secretary of ARC cancelling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

          (d) A certificate from the Chief Executive Officer of ARC stating that the representations and warranties of ARC contained in Article IV hereof and otherwise made by ARC in writing in connection with the transactions contemplated hereby are true and correct as of the date hereof and as of the date of Closing, as if such representations and warranties were made on the date of Closing and that all conditions required to be performed by ARC prior to or at the Closing have been performed, and that no condition or event has occurred or is continuing or will result from the execution and delivery of this Agreement, which is a breach of a material term hereof or would constitute a breach of a material term hereof but for the requirement that notice be given or time elapse or both.

          (e) Stock Certificates representing the Shares together with stock assignments separate from the certificates with signatures thereon shall be delivered by ARC on or prior to the Closing.

     2.5 Material Adverse Change. There shall not have been, subsequent to the balance sheet of the Company dated May 31, 1995, any material adverse change in the financial condition of the business of the Company, or its assets, liabilities, business, results of operations, prospects or customer, supplier or employee relations, other than changes occurring in the normal course of business of the Company.

      2.6 Consents, Waivers, etc. Prior to the Closing, Purchasers and ARC shall have obtained all consents or waivers listed on the Disclosure Letter, and all other consents and waivers, if any, necessary to execute and deliver this Agreement, sell the Shares and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by ARC in connection herewith shall have been made or taken, except for any post-sale filing that may be required under federal and state securities laws.

     2.7 Hart-Scott-Rodino. Prior to the Closing, any waiting period (and any extension thereof) applicable to the consummation of any of the transactions contemplated hereby, including, without limitation, the sale of the securities of the Company to Purchaser under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder, shall have expired or been terminated.

     2.8 Directors and Officers. All members of the board of directors of the Company immediately prior to the Closing (other than Stanley M. Fridstein and Lenny M. Targon) shall have tendered their resignations as directors and officers of the Company, effective at the Closing, and Richard A. Kayne and Jerry R. Welch shall have been duly appointed to serve as members of the board of directors of the Company, effective at the Closing.

     2.9 Administrative Services Agreement. The Company and ARC shall have entered an agreement relating to the continuation of certain services performed by ARC under the Administrative Services Agreement dated August 23, 1991 (the "Administrative Services Agreement"), which agreement shall be reasonably satisfactory in form and substance to Purchasers.

     2.10 Employment Agreements. The existing employment agreements between the Company and each of Stanley M. Fridstein and Lenny M. Targon shall have been modified, and such agreements, as modified, shall be reasonably satisfactory in form and substance to Purchasers.

     2.11 Insurance. The Company shall have received documentation, reasonably satisfactory in form and substance to Purchasers, stating that the Company's existing insurance policies will remain in full force and effect after the date of the Closing and until such time as such policies can be replaced on commercially reasonable terms.

     2.12 Audited Financial Statements. The Purchasers shall have received true and complete copies of the audited balance sheet of the Company as of May 31, 1995, and the related audited consolidated statement of operations, shareholders' equity and cash flows for the fiscal year then ended, together with a true and correct copy of the report on such audited information by Price Waterhouse LLP, and all letters from such accountants with respect to the results of such audits.

     2.13 Tax Matters. The Company and ARC shall have entered an agreement relating to State income taxes, which agreement shall be reasonably satisfactory in form and substance to Purchasers.

     2.14 Registration Rights Agreements. The Company and Purchasers shall have entered into a Registration Rights Agreement relating to the Shares, which agreement shall be reasonably satisfactory in form and substance to Purchasers.

     2.15 Proceedings. All proceedings to be taken on the part of ARC in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchasers, and Purchasers shall have received copies of all such documents and other evidences as Purchasers may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE III

                   CONDITIONS PRECEDENT TO ARC'S OBLIGATIONS

     The obligations of ARC to consummate the sale of the Shares to Purchasers at the Closing, and of ARC to perform its other obligations under this Agreement shall be subject to the fulfillment, or the waiver by ARC, at or prior to the Closing, of each of the following conditions (provided that any such waiver, to be effective, must be in writing and signed by ARC):

     3.1 Representations and Warranties. Each of the representations and warranties made by Purchasers in Section 1.3 hereof shall be true in all material respects on the date of the Closing (other than those made as of a specified date earlier than the date of the Closing) and any representation or warranty made as of a specified date earlier than the date of Closing shall have been true in all material respects on and as of such earlier date.

     3.2 Absence of Litigation. Absence of litigation, whether brought against the Company, Purchasers or ARC seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto. There shall be no pending or threatened litigation, or asserted or unasserted claims, assessments, or other loss contingencies, materially affecting the Company, its business, assets or future prospects, other than as disclosed in the Disclosure Letter delivered pursuant hereto as of the date of this Agreement.

     3.3 Performance of Obligations. Purchasers collectively shall have performed and complied, in all material respects, with all of their covenants, conditions and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

     3.4 Documentation at Closing. ARC shall have received prior to or at the Closing, an executed Option Certificate representing the right to purchase the number of shares of the Company's Common Stock set forth opposite each Purchaser's name on Exhibit A hereto, in the form of Exhibit 1.1 hereto.
                    ---------                        -----------

     3.5 Payment. ARC shall have received payment in full, from all of the Purchasers, for the Shares, of the Cash Purchase Price in the amount and in the form set forth in Section 1.1 hereof.
                  -----------

     3.6 Consents, Waivers, etc. Prior to the Closing, Purchasers and ARC shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement, to purchase the Shares and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by Purchasers and ARC in connection herewith shall have been made or taken, except for any post-sale filing that may be required under federal and state securities laws.

     3.7 Hart-Scott-Rodino. Prior to the Closing, any waiting period (and any extension thereof) applicable to the consummation of any of the transactions contemplated hereby, including, without limitation, the acquisition of the Shares from ARC, under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended and the rules and regulations thereunder, shall have expired or been terminated.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties Regarding ARC. ARC represents and warrants to Purchaser that:

          (a) Organization and Standing of ARC. ARC is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated herein to which it is a party (the "ARC Agreements") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares.

          (b) Authority. The execution and delivery by ARC of this Agreement and the other ARC Agreements, and the performance by ARC of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of ARC, no other corporate action on the part of ARC or its shareholders being necessary. This Agreement has been duly and validly executed and delivered by ARC and constitutes, and upon the execution and delivery by ARC of the other ARC Agreements will constitute, legal, valid and binding obligations of ARC enforceable against ARC in accordance with their terms.

          (c) Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with the execution or delivery by ARC of, or for the performance by it of its obligations under, this Agreement, except for filings to be made, if any, to comply with exemptions from registration or qualification under federal and state securities laws.

          (d) Litigation. Except as disclosed on the Disclosure Letter, (a) there is no litigation or governmental proceeding or investigation pending or threatened against ARC or the Company, or, to the knowledge of ARC, against any officer or Key Employee of the Company that (i) might call into question the validity of this Agreement, any of the Shares, or any action taken or to be taken pursuant hereto or (ii) if determined adversely to ARC or the Company or such officer or Key Employee, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company that would interfere in any material respect with its business or operations or (y) material losses by the Company; (b) to the best knowledge of ARC, there are no facts or circumstances that could reasonably be expected to give rise to any litigation or proceeding that would be required to be disclosed pursuant to clause (a) above; and (c) there are no orders of any governmental or regulatory authority outstanding against the Company known to ARC. To the best knowledge of ARC, prior to the execution of this Agreement, the Company has delivered to Purchasers all responses of counsel for the Company to auditors' requests for information delivered in connection with the audited financial statements (together with any updates provided by such counsel) regarding litigation or proceedings pending or threatened against, relating to or affecting the Company.

          (e) No Conflicts. The execution and delivery by ARC of this Agreement do not, and execution and delivery by ARC of the ARC Agreements, the performance by ARC of its obligations under this Agreement and such ARC Agreements and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of ARC; (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in the Disclosure Letter, conflict with or result in a violation or breach of any term or provision of any law or order applicable to ARC or to the knowledge of ARC, the Company, or any of their respective assets and properties; or (c) except as disclosed in the Disclosure Letter, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require ARC or to the knowledge of ARC, the Company, to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any lien upon ARC or to the knowledge of ARC, the Company, or any of their respective assets and properties under, any material agreement or license to which ARC or to the knowledge of ARC, the Company, is a party or by which any of their respective assets and properties is bound.

          (f) Stock Ownership. ARC is, and at the Closing will be, the sole owner, beneficially and of record, of the Shares, free and clear of all claims, liens, encumbrances, security interests, pledges, options, charges, restrictions and defects in title of any nature whatsoever (collectively, "Liens") other than restrictions imposed by federal and applicable state securities laws which do not constitute an impediment to the transfer described in this Agreement. ARC has not, and as of the Closing it shall not have, granted or sold, and ARC is not, and at the time of Closing will not be, a party to any agreement, commitment or understanding, written or oral, providing for the grant or sale of, options or other rights to purchase or restricting the transfer of, and is not, and at the Closing will not be, obligated to sell or otherwise transfer, any of the Shares to any person or entity except to Purchaser. The outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and will not be subject to any preemptive or similar right. The description of the Common Stock in the Company's most recent Annual Report on Form 10-K ("Annual Report") is, and as of the date of the Closing will be, complete and accurate in all respects. Except as set forth in the most recent Financial Statements, the Company does not have outstanding, and as of the date of the Closing will not have outstanding, any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of Common Stock, any shares of capital stock of any subsidiary or any such warrants, convertible securities or obligations. The delivery of a certificate or certificates after the Closing representing the Shares in the manner provided in Section 1.2 will transfer to Purchasers good and valid title to the Shares, free and clear of any pledge, security liens. Except as set forth in the Disclosure Letter, there are no contracts, agreements or understandings between the Company and any person granting to any person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in any other registration statement under the Securities Act.

          (g) Securities Act of 1933. ARC has complied with all applicable federal and state securities laws in connection with the sale of the Shares. Neither ARC nor anyone acting on its behalf has offered or will offer to sell the Shares, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the sale of the Shares under the registration provisions of the Securities Act of 1933, as amended (the "Securities Act").

          (h) No Brokers or Finders. Except as set forth on the Disclosure Letter, ARC has not taken any action nor failed to take any action and knows of no such act or omission by any Person, which would give rise to any right, interest or valid claim against or upon the Company or ARC for any commission, fee or other compensation as a finder or broker as a result of the transactions contemplated by this Agreement.

          (i) Taxes and Tax Returns.

               (i) Except as disclosed on the Disclosure Letter: (i) ARC and the Company do not file consolidated income tax returns with the Internal Revenue Service pursuant to the Internal Revenue Code of 1986, as amended (the "Code");
(ii) ARC and the Company do file combined income tax returns in the State of California, and such Tax Returns (as hereinafter defined) have been duly filed and the Taxes due thereunder have been duly paid, and there are no assessments or claims for payment of Taxes now pending or, to the knowledge of ARC, threatened, nor is there any audit of the records of the Company being made or, to the knowledge of ARC, threatened by the California Franchise Tax Board; and
(iii) each Tax Return previously filed by ARC with the California Franchise Tax Board for itself and the Company, or to be filed in the future relating to any period up to the date of Closing, is or will be (as the case may be) correct and complete in all material respects.

               (ii) For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               (iii) For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (j) Disclosure. ARC knows of no material facts relating to the business, condition (financial or otherwise), results of operations, assets and properties and prospects of the Company that have not been disclosed to the Purchasers in or in connection with this Agreement. To ARC's knowledge, no representation or warranty contained in this Agreement, and no statement contained in the Disclosure Letter or in any certificate, list or other writing furnished to Purchasers by ARC (including without limitation the Company's periodic reports filed with the Securities and Exchange Commission and its audited and unaudited financial statements) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading;

provided that no representation or warranty is made with respect to any
--------
projections or forecasts which may have been delivered to Purchasers by the Company. Best knowledge for purposes of this Section is intended to indicate that no information that would give ARC current actual knowledge of the inaccuracy of such statement has come to ARC's attention. Information in the possession of other employees, directors or officers of the Company shall only be deemed received by ARC if actually received by an authorized officer of ARC and knowledge of such information shall not simply be inferred from the fact that ARC or its officers are either an officer or director, or that ARC is a shareholder, of the Company.

     4.2 Representations and Warranties Regarding the Company. ARC makes the following representations to its knowledge based upon its involvement on the Board of Directors and as an owner of a majority of the Common Stock of the
Company:

          (a) Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in the Disclosure Letter, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by the Company becoming qualified or admitted and in good standing. ARC or the Company has prior to the execution of this Agreement delivered to Purchasers true and complete copies of the articles of incorporation and by-laws of the Company as in effect on the date hereof. The Company has no Subsidiaries.

          (b) Books and Records. The minute books and other similar records of the Company as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the shareholder, the boards of directors and committees of the boards of directors of the Company. Except as set forth in the Disclosure Letter, the Company has none of its books and records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

          (c) Financial Statements. Prior to the execution of this Agreement, ARC or the Company has delivered to Purchasers true and complete copies of the following financial statements: (a) the audited balance sheets of the Company and its consolidated subsidiaries as of the fiscal years ended in May 1995, 1994 and 1993 (the "Financial Statements"), and the related audited consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Price Waterhouse, and all letters from such accountants with respect to the results of such audits; and (b) the unaudited balance sheets of the Company contained in the Company's quarterly reports filed with the Securities and Exchange Commission since May 1993 and the related unaudited consolidated statements of operations, shareholders' equity and cash flows contained in such reports. Except as set forth in the notes thereto and as disclosed in the Disclosure Letter, all such financial statements (i) were prepared in accordance with generally accepted accounting principles ("GAAP"),
(ii) fairly present the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, and (iii) were compiled from the books and records of the Company regularly maintained by management and used to prepare the financial statements of the Company in accordance with the principles stated therein. The Company has maintained its books and records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP, such books and records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Company and the books and records provided a fair and accurate basis for the preparation of the audited financial statements and the unaudited financial statements.

          (d) Absence of Changes. Subsequent to the respective dates as of which information is given in the most recent Financial Statements and prior to the Closing Date, except as set forth in or contemplated herein and in the Disclosure Letter, (i) there has not been and will not have been any change in the capitalization of the Company, or any material adverse change in the business, properties, business prospects, condition (financial or otherwise) or results of operations of the Company, arising for any reason whatsoever, (ii) the Company has not incurred nor will it incur any material liabilities or obligations, direct or contingent, nor has it entered into nor will it enter into any material transactions other than pursuant to this Agreement and the transactions referred to herein or in the Disclosure Letter and (iii) the Company has not and will not have paid or declared any dividends or other distributions of any kind on any class of its capital stock. For purposes of this subparagraph, the term "capitalization" shall mean all amounts properly included in shareholders' equity under GAAP, excluding increases or decreases in retained earnings for results from operations subsequent to the date of such information presented in the most recent Financial Statements.

          (e) Investment Company. The Company is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

          (f) Properties. The Company has good and marketable title to all properties and assets described in the most recent Annual Report and Financial Statements as owned by it, of all Liens, except such as are described therein or in the Disclosure Letter or are not material to the business of the Company or as do not materially affect the aggregate value of such property and real interests taken as a whole and do not materially interfere with the use made and proposed to be made of such property and interests by the Company. The Company has valid, subsisting and enforceable leases for the properties described in its most recent Annual Report and Financial Statements as leased by it, with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such properties by the Company.

          (g) Material Agreements. Except as set forth in the Disclosure Letter, there is no document or contract of a character required to be described in the Company's Annual Report for the fiscal year ended May 31, 1995 which is not described or filed in the Company's most recent Annual Report or subsequent Quarterly Report on Form 10-Q. All such contracts to which the Company is a party have been duly authorized, executed and delivered by the Company, constitute valid and binding agreements of the Company and are enforceable against the Company in accordance with the terms thereof.

          (h) NASDAQ. The Shares are eligible for quotation on the Nasdaq National Market.

          (i) Labor Practices. The Company is not engaged in any unfair labor practice which could have a material adverse effect on the business, properties, business prospects, condition (financial or otherwise) or results of operations of the Company. There is (1) no unfair labor practice complaint pending, or to the best knowledge of ARC, threatened against the Company before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened (2) no strike, labor dispute, slowdown or stoppage pending or threatened against the Company and (3) no union representation question existing with respect to the employees of the Company and no union organizing activities are taking place and there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion, or pay of employees, or any applicable wage or hour laws, nor any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") or the rules and regulations promulgated thereunder.

          (j) Intellectual Property. The Company owns, or is licensed or otherwise has the full exclusive right to use, all material trademarks and trade names which are used in or necessary for the conduct of its business. No claims have been asserted by any person to the use of any such trademarks or trade names or challenging or questioning the validity or effectiveness of any such trademark or trade name. The use, in connection with the business and operations of the Company of such trademarks or trade names does not infringe on the rights of any person.

          (k) Certain Business Relationships. Except as disclosed in the Company's most recent Proxy Statement, there are no business relationships or related party transactions required to be disclosed therein by Item 404 of Regulation S-K promulgated under the Securities Act.

          (l) Insurance. Except as set forth on the Disclosure Letter, the Company maintains insurance covering its properties, operations, personnel and businesses. Such insurance insures against losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and its business. All such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force as of the Closing.

          (m) Employment and Related Matters. The Disclosure Letter sets forth all employee bonus, profit sharing, pension, savings, stock option, stock-based, medical, disability, insurance, severance or vacation plans, deferred compensation, health or welfare, or other plans or policies providing employee benefits of any kind whatsoever maintained by the Company in which any employee or former employee of the Company has participated or under which any of them has accrued and remains entitled to any rights. All reports relating to such plans and policies required by law to have been filed have been timely and correctly filed, and all plans and policies have been operated in compliance with all applicable laws. The Company is not a contributing employer to any "multi-employer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA.

                                   ARTICLE V

                        OBLIGATIONS PENDING THE CLOSING

     Between the date hereof and the Closing, unless this Agreement is terminated sooner, pursuant to Section 10.2 hereof:

     5.1 Access. ARC shall cause the Company to give Purchasers and their counsel, accountants and other authorized representatives from and after the date of execution of this Agreement, on prior request therefor from Purchasers or such representatives, such access to the premises, employees, agents and consultants of the Company, and such copies of the Company's financial statements, books and records, and contracts and leases and other documentation, so as to enable Purchaser to inspect and evaluate all aspects of the business and operations, assets, operating results, financial condition, future prospects, capitalization, ownership, and legal and regulatory affairs of the Company and to verify the accuracy of the information heretofore furnished to Purchasers and the representations and warranties made in this Agreement, by ARC with respect to the foregoing matters. ARC agrees that it will take no action to prevent or delay the Company from furnishing all information reasonably requested by Purchasers. Purchasers agree to conduct their review in a manner designed to minimize any disruption of the Company's operations. All information and records obtained by Purchasers pursuant to this Agreement shall be maintained as confidential prior to the Closing and shall not be disclosed to any third party prior to the Closing without the prior written consent of the Company and ARC, except (i) in response to legal process, (ii) to the extent required to comply with applicable law, or (iii) to the extent disclosed to any bank, finance company or other lender or investor in connection with the financing of the transactions contemplated by this Agreement. Purchasers shall not be obligated to maintain as confidential any information obtained from the Company which is publicly available, readily from public sources, known to it at the time the information was disclosed, or which was rightly obtained from a third party.

                                  ARTICLE VI

                          OBLIGATIONS AT THE CLOSING

     6.1 Exclusivity/Other Offers. Unless and until this Agreement has been terminated in accordance with Section 10.2 below, neither the Company nor ARC, nor any of their respective representatives, agents, officers, directors, shareholders, partners or employees, will take directly or indirectly any action to solicit, encourage or accept offers from, provide information or assistance to, or negotiate or enter into any agreement or understanding (written or oral) with, any other person or entity regarding (i) the sale, merger, public offering of securities of or reorganization of the Company; (ii) the sale or other disposition of, or the granting of any security interest, lien or encumbrance on, any of the Shares; or (iii) any other transaction which would cause or result in any change, other than of an immaterial nature, in or adversely affect the business or the Shares or otherwise interfere with the consummation of the transactions contemplated herein. If ARC or the Company (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, ARC will promptly advise such Person, by written notice, of the terms of this Section 6.1 and will promptly, orally and in writing, advise Purchasers of such offer, inquiry or request and deliver a copy of such notice to Purchasers.

      6.2 Other Deliveries. At the Closing, the parties hereto shall also execute and deliver all agreements and instruments referred to in Articles II, III and otherwise provided herein.

                                  ARTICLE VII

             NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      7.1 Survival of Representations and Warranties. Notwithstanding any right of Purchasers (whether or not exercised) to investigate the affairs of the Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, ARC and Purchasers have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of ARC and Purchasers contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in
Section 4.1(f), (b) until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 4.1(i), and (c) until six
(6) months after the date of the Closing in the case of all other representations and warranties.

                                 ARTICLE VIII

                                INDEMNIFICATION

      8.1 (a) Indemnification by ARC. Subject to the limitations set forth in this Article VIII, ARC shall indemnify and hold harmless Purchasers and their respective officers, directors, employees, successors and assigns in respect of any and all claims, actions, suits or other proceedings and any and all losses, costs, expenses, liabilities, fines, penalties, interest and damages, whether or not arising out of any claim, action, suit or other proceeding (and including reasonable counsel and accountants' fees and expenses and all other reasonable costs and expenses of investigation, defense or settlement of claims and amounts paid in settlement) ("Damages") incurred by, imposed on or borne by Purchasers resulting from the breach of any of the representations or warranties made by ARC in Section 4 of this Agreement subject to the terms of Section 7.1 herein or resulting from litigation brought by a third party relating to the transactions contemplated by this Agreement.

           (b) Indemnification by Purchasers. Subject to the limitations set forth in this Article VIII, each Purchaser, severally and not jointly, shall indemnify and hold harmless ARC and its respective officers, directors, employees, successors and assigns in respect of any and all claims, actions, suits or other proceedings and any and all Damages incurred by, imposed on or borne by ARC resulting from the breach of any representations or warranties made by the Purchaser in Section 1.3 of this Agreement subject to the terms of
Section 7.1 herein.

           (c) Damages shall exclude any amount with respect to which ARC, Purchasers or the Company, as the case may be, shall be entitled to receive and shall have received payment under any insurance policy which provides coverage for the liability to which such amount relates.

          8.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party to be indemnified hereunder ("Indemnified Party") shall promptly notify the party with the obligation of indemnification ("Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; provided that the Indemnified Party's failure to give such notice shall not affect any rights or remedies of the Indemnified Party hereunder with respect to indemnification for Damages except to the extent that the Indemnifying Party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which they are entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) unless suit shall have been instituted against them and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 8.3 of this Agreement.

          8.3 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified party in writing its obligation to indemnify the Indemnified Party with respect to all elements of such claim, and thereafter diligently conduct the defense thereof with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action with its counsel and at its own expense. If the Indemnifying Party does not assume or fail to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom,
(a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the Indemnifying Party, provided that the Indemnifying Party will hold the Indemnified Party harmless from all of its expenses, including reasonable attorneys' fees, incurred in connection with such cooperation by the Indemnified Party.

                                  ARTICLE IX

                       DEFINITIONS AND ACCOUNTING TERMS

          9.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Agreement" means this Stock Purchase Agreement as from time to time amended and in effect between the parties.

          "ARC" means and shall include American Recreation Centers, Inc., a California corporation, and its successors and assigns.

          "Board of Directors" shall mean the then present members of the Board of Directors of ARC.

          "Company" means and shall include The Right Start, Inc., a California corporation, and its successors and assigns.

          "Common Stock" includes the Company's Common Stock, no par value, as authorized on the date of this Agreement.

          "Key Employee" means and includes the Chairman of the Board of Directors, the President, any Vice-President and the Chief Financial Officer of the Company or any Subsidiary, or any person who is not an officer of the Company or any Subsidiary and is in charge of one or more of the following functions: sales, marketing, production, or engineering and technical development or any other position or employee so designated by the Board of Directors of the Company or any employee with access to the confidential information of the Company.

          "Person" means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

          "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

          "Subsidiary" or "Subsidiaries" means any corporation, 50% or more of the outstanding voting stock of which shall at the time be owned by the Company or by one or more Subsidiaries, or any other entity or enterprise, 50% or more of the equity of which shall at the time be owned by the Company or by one or more Subsidiaries.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 No Waiver; Cumulative Remedies. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     10.2  Termination. This Agreement may be terminated prior to the Closing
(i) by the mutual consent of the parties hereto; (ii) by ARC if there has been a material misrepresentation or material breach on the part of Purchaser in the representations and warranties of Purchasers set forth herein, which, if curable, has not been cured within 10 business days after notice thereof by ARC;

(iii) by Purchasers if there has been a material misrepresentation or material breach on the part of ARC in the representations, warranties and covenants of ARC set forth herein, which, if curable, has not been cured within 10 business days after notice thereof by Purchasers; (iv) by ARC upon delivery to Purchasers of a written notice if any event occurs which renders impossible of satisfaction one or more of the conditions to ARC's obligations contained in Article III hereof and noncompliance is not waived by ARC; (v) by Purchasers upon delivery to ARC of a written notice if any event occurs which renders impossible of satisfaction one or more of the conditions to Purchasers' obligations contained in Article II hereof and noncompliance is not waived by Purchasers; (vi) by ARC if in the exercise of its fiduciary obligation to the ARC shareholders the Board of Directors determines it must accept an offer to sell the Shares to a third party; and (vii) by anyone, if the Closing does not occur by August 15, 1995 for any reason. Upon termination of this Agreement, no party shall have any further obligations or liability hereunder; provided, however, in the event of any termination of this Agreement (other than pursuant to subsections (i), (ii), (iv) or (vii) of this Section 10.2) ARC shall reimburse Purchaser for its expenses (including without limitation legal fees and disbursements) incurred in connection with investigation, preparation, negotiation, execution and attempted completion of this Agreement incurred from July 18, 1995 through the effective date of such termination, provided such reimbursement amount in no event shall exceed $75,000. Sections 10.2, 10.5, 10.13 and 10.14 alone shall survive the termination of this Agreement.

      10.3 Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived in writing by both parties hereto. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      10.4 Addresses for Notices, etc. Any notices and other communications required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by telecopier, Federal Express or registered or certified mail, postage prepaid, addressed as follows:

           If to ARC, to:         American Recreation Centers, Inc.
                                  11171 Sun Center Drive, Suite 120
                                  Rancho Cordova, California 95670-6113
                                  Attention: Robert A. Crist,
                                             Chief Executive Officer
                                  Telecopier: (916) 852-8004

                with a copy to:   Bruce Feuchter, Esq.
                                  Stradling, Yocca, Carlson & Rauth
                                  660 Newport Center Drive, Suite 1600
                                  Newport Beach, California 92660
                                  Telecopier: (714) 725-4100

          If to Purchasers, to:   The names and addresses on Exhibit A hereto.

                      with a copy to:  Eric H. Schunk, Esq.
                                       Milbank, Tweed, Hadley & McCloy
                                       601 South Figueroa, 30th Floor
                                       Los Angeles, California 90017
                                       Telecopier: (213) 629-5063

      Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally,
(b) two business days after being sent, if sent by Federal Express, (c) one business day after being sent, if sent by telecopier with confirmation of good transmission and receipt, and (d) three business days after being sent, if sent by registered or certified mail. Each of the parties herewith shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

      10.5 Costs, Expenses and Taxes. Except as provided in Section 10.2 hereof, all parties shall pay all their own costs and expenses incurred in connection with the investigation, preparation, execution and delivery of this Agreement, the Shares and other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby, including the fees and out-of-pocket expenses of legal counsel, whether or not this transaction is completed. In the event a conflict should arise between the parties the prevailing party shall recover its attorney's fees including all costs and expenses in connection with such dispute from the losing party.

      10.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of ARC and Purchasers, and their respective successors and assigns, except that no party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other parties.

      10.7 Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

      10.8 Severability. The invalidity or unenforceability of any provision hereto shall in no way affect the validity or enforceability of any other provision.

      10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

      10.10 Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      10.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

      10.12 Further Assurances. From and after the date of this Agreement, upon the request of Purchasers or ARC, the other party shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Securities.

     10.13 Confidentiality. Until the date of Closing, any information relating to the terms of this Agreement and the transactions contemplated hereby shall be treated as confidential and shall not be disclosed, by any of the parties hereto, to a third party without the consent of the Board of Directors of ARC and the Company and the mutual consent of a majority in interest of Purchasers.

     10.14 Press Release. No party hereto shall release a press release to this Agreement or any of the transactions or documents contemplated hereby without first submitting a copy of such press release to the other parties hereto and obtaining the prior approval of such other parties to any such press release, which approval shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                "ARC"

                                AMERICAN RECREATION CENTERS, INC.,
                                a California corporation




                                By: /s/ ROBERT A. CRIST
                                    ----------------------------------------
                                    Robert A. Crist, Chief Executive Officer

                           "PURCHASERS"

                           ARBCO ASSOCIATES, L.P.
                           KAYNE, ANDERSON NON-TRADITIONAL
                             INVESTMENTS L.P.
                           OPPORTUNITY ASSOCIATES, L.P.
                           OFFENSE GROUP ASSOCIATES, L.P.
                             By:  KAIM Non-Traditional, L.P., its General
                                  Partner
                                  By:  Kayne, Anderson Investment Management,
                                       Inc., its General Partner

                             By:  /s/ JERRY R. WELCH
                                  -------------------------------------
                                  Jerry R. Welch, Senior Vice President

                                  /s/ ALBERT O. NICHOLAS
                                  -------------------------------------
                                  Albert O. Nicholas

                             By:  /s/ FRED KAYNE
                                  -------------------------------------
                                  Fred Kayne


                             PRIMERICA LIFE INSURANCE COMPANY


                             By:  /s/ HARVEY P. EISEN
                                  -------------------------------------
                                  Name:  Harvey P. Eisen
                                  Title: Senior Vice President/Investments

                                   EXHIBIT A

                                  Right Start       Amount            Right Start
Purchaser                         Shares            of Cash           Shares Subject
Name and Address                  Purchased         Purchase Price    to Option
----------------                  -----------       --------------    ---------------
Arbco Associates, L.P.              682,360          $2,047,080           69,328
1800 Avenue of the Stars
Suite 1425
Los Angeles, CA 90067

Kayne, Anderson Non-Traditional     999,170          $2,997,510          101,516
Investments, L.P.
1800 Avenue of the Stars
Suite 1425
Los Angeles, CA 90067

Opportunity Associates, L.P.        170,590          $  511,770           17,332
1800 Avenue of the Stars
Suite 1425
Los Angeles, CA 90067

Offense Group Associates, L.P.      584,880          $1,754,640           59,424
1800 Avenue of the Stars
Suite 1425
Los Angeles, CA 90067

Albert O. Nicholas                  500,000          $1,500,000           50,800
Nicholas Co., Inc.
700 North Water Street
Milwaukee, WI 53202

Fred Kayne                          500,000          $1,500,000           50,800
Fortune Fashions
6501 Flotilla Street
Commerce, CA 90040

Primerica Life Insurance Company    500,000          $1,500,000           50,800
388 Greenwich Street
New York, NY 10013